Exhibit 99

FOR IMMEDIATE RELEASE

China Valves Technology, Inc.                                                                            CCG Investor Relations
Ray Chen, VP of Investor Relations                                                                    Crocker Coulson, President
Tel:  +1-650-281-8375                                                                                             Tel: +1-646-213-191
         +86-13925279478                                                                                            E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net                                                                                 http://www.ccgirasia.com
http://www.cvalve.com

China Valves Technology, Inc. Appoints New CFO

KAIFENG, CHINA, July 01, 2009 – China Valves Technology, Inc. (OTCBB: CVVT) ("China Valves” or the “Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the “PRC”), today announced the appointment of Ms. Ichi Shih as its Chief Financial Officer effective July 1, 2009.  Ms. Shih replaces Mr. Renrui Tang, who has served as interim Chief Financial Officer since February 2009.

Ms. Shih has more than 10 years of experience in financial industry. Since 2007, she served as vice president of Brean Murray, Carret Asia Investment Banking Group in New York, NY, assessing opportunities for new business, conducting valuation analysis and due diligence of public and private companies in China and Vietnam, and providing advice on mergers and acquisitions, public listings and private placement activities. Between 2003 and 2007, she was a senior associate at the Investment Banking Group of Westminster Securities in New York, NY, primarily focusing on financial modeling and valuation analysis. Between 1998 and 2000, she was a financial and business analyst for Goldman Sachs & Co, where she developed financial budget/forecast for the Finance and Planning Department in New York, NY. Ms. Shih obtained a Master’s degree in International Finance and Business from the Columbia University and Bachelor’s degree in Accounting and International Business from New York University. Ms. Shih is also a Certified Public Accountant.

“We are pleased to welcome Ms. Shih to join our management team, and believe her expertise and relationships on Wall Street and her experience with U.S. listed Asian companies will strengthen our financial reporting and financial planning capabilities,” said Mr. Siping Fang, Chairman and CEO of China Valves. “Ms. Shih will work closely with our existing financial staff and senior management to improve our internal forecasting procedures and to ensure that we are compliant with regulatory and governance issues related to being a public company. She will also serve as our primary contact with investors.”

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., and Tai Zhou Tai De Valve Co., Ltd. is engaged in development, manufacture and sale of high-quality metal valves for nuclear and thermal power electricity, petroleum, chemical, water supply, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe.  For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to develop and market new products, the ability of the Company’s new CFO to assist in improving financial modeling and financial reporting,  to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise.  This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company’s stock.  This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete.  Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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